UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 1, 2006

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1- 4311	11-1541330
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, East Hills, NY		11548
(Address of principal executive offices)		(Zip Code)

(516) 484-5400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

On June 1, 2006, Pall Corporation (“the Registrant”) announced a facilities rationalization program (the “Program”). At that time, the Registrant made preliminary estimates of the ranges of amounts to be incurred for each major type of cost and the charges and future cash expenditures associated therewith, as required by Item 2.05 of Form 8-K. The Registrant is filing this Form 8-K/A to amend the June 1, 2006 Form 8-K to update the disclosure therein under Item 2.05.

(a)	Under the Program, the Registrant plans to reduce its facilities footprint by approximately 1.2 million square feet, or over 20%, and will include up to twelve facilities. In connection with the reduction in facilities, global manufacturing headcount is expected to be reduced by approximately 10%. The Registrant expects to be substantially complete with the Program by the end of fiscal year 2008.

(b)	The Registrant’s updated estimate of severance and other employee-related costs associated with the global manufacturing headcount reduction is approximately $45 million. The updated estimate of non-employee exit costs, such as impairment and accelerated depreciation charges, associated with the Program are approximately $10-$15 million.

(c)	The Registrant’s estimate of costs to be incurred for the Program are expected to be approximately $55-$60 million.

(d)	The Registrant’s updated estimate of the costs to be incurred for the Program that will result in future cash expenditures is approximately $45 million. The Registrant’s estimate of the proceeds from the sale of assets related to the Program is approximately $50 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pall Corporation

September 18, 2006	/s/	LISA MCDERMOTT
Lisa McDermott
Chief Financial Officer
and Treasurer